Exhibit 99

COEUR

THE PRECIOUS METALS COMPANY

NEWS RELEASE

Contact: Scott Lamb 208-665-0777

TEMPORARY INJUNCTION AFFECTS SOME CONSTRUCTION AT KENSINGTON

COEUR D’ALENE, Idaho — August 25, 2006 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) has been notified that a two judge motions panel in the U.S. Ninth Circuit Court of Appeals in San Francisco has issued a temporary injunction against some construction activities at the Kensington Gold mine site, near Juneau, Alaska, at the request of plaintiffs Southeast Alaska Conservation Council and the Sierra Club. The temporary injunction only impacts work in the tailings facility area.

The temporary injunction applies pending Ninth Circuit Court expedited review of the plaintiffs’ appeal of the recent Alaska Federal District Court decision that dismissed the plaintiffs’ complaint and upheld the U.S. Army Corps of Engineers permit issued to Coeur for the Kensington tailings facility. The temporary injunction does not address the merits of the plaintiffs’ appeal.

Dennis E. Wheeler, Chairman, President and Chief Executive Officer commented, “While we are disappointed with the temporary injunction, we continue to believe we will prevail on the merits. The project permits have withstood numerous administrative and legal challenges, and we will continue to vigorously defend the permits that have been granted and upheld by the federal district court.”

Coeur d’Alene Mines Corporation is the world’s largest publicly traded primary silver producer and has a strong presence in gold.  The Company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, and Nevada.

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.